TURNKEY CONSTRUCTION AGREEMENT

     THIS TURNKEY CONSTRUCTION AGREEMENT is by and among CareMatrix of Massachusetts, Inc., a Delaware corporation, with an office at 197 First Avenue, Needham, Massachusetts 02194 ("CareMatrix"), Atlantic on the Hudson, LLC ("Atlantic"), a New York limited liability company, with an office at Two Penn Plaza, New York, New York 10121 (collectively, the "Contractor"), and Cambridge House Associates General Partnership, a New York general partnership, with an office at c/o Chancellor of Ossining, 197 First Avenue, Needham, Massachusetts 02194 (the "Owner"), and is entered into for the purpose of reducing to a formal writing all of their understandings with respect to the development and construction of a proposed senior housing facility to be comprised of 122 units (the "Facility") to be located in Ossining, New York (the "Premises").

     In consideration of the undertakings of each of the parties to the other:

                                  IT IS AGREED:

                                    ARTICLE I

                                 Representations

        The parties make each of the following material representations:

     Section 1.1 - Title to Premises. The Owner (or its nominee) shall own good, record and marketable title in fee simple to the Premises consisting of approximately 10.33 acres of land as more fully described in Exhibit "A". Exhibit "A" and each of the other Exhibits referred to in this Agreement shall be incorporated into this Agreement by such reference as if fully set forth in this Agreement. The Premises shall be free and clear of any and all encumbrances which would impair the construction or operation of the Facility except the Existing Encumbrance (as defined below).

     Section 1.2 - Encumbrances.

          (a) The Owner and the Contractor acknowledge and agree that the Premises may be subject to easements, assessments, conditions, contracts, rights, claims, encroachments, restrictions and other encumbrances as would be disclosed on a title report (the "Existing Encumbrances"), to physical conditions which would be disclosed by a survey of the Premises and to those easements, conditions, contracts, rights, licenses,

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          encroachments, restrictions and other encumbrances resulting from the
          Contractor securing regulatory, development and construction approvals for the Facility and attendant site improvements. The Owner and the Contractor each warrant and represent to the other that it has reviewed or shall review prior to its purchase of the Premises the boundary survey and the topographical survey of the Premises and has made, or shall make prior to its purchase of the Premises a careful physical inspection of the Premises to satisfy it as to the site characteristics and attributes in all respects. The Owner agrees to accept the Facility subject to the Existing Encumbrances, the mortgages described herein, to the physical conditions which exist and as such conditions may change during the course of construction and to those easements, conditions, contracts, rights, licenses, encroachments, restrictions and other encumbrances resulting from the Owner securing regulatory, development and construction approvals for the Facility and attendant site improvements, provided that the same do not interfere with the Owner's operation of the Facility.

          (a) Concurrently with the execution of this Agreement, the Owner shall provide the Contractor with copies of all engineering, architectural and any other plans, studies and surveys, title reports, environmental assessments, appraisals and other information regarding the Premises or the Facility which are in the Owner's possession, custody or control.

          (b) Commencing on the date the Contractor elects to commence construction in accordance with this Agreement, the Owner shall provide the Contractor with full possession and complete control of the Premises for purposes of performing the Contractor's obligations hereunder.

    Section 1.3 - Permits and Approvals.

          (a) The Contractor represents that it shall use its reasonable best efforts to obtain, prior to the date of the Closing (as hereinafter defined), all state, federal, county and municipal land use approvals and permits, licenses, easements, and sewer agreements which may be needed in order to permit the construction and operation of the Facility on the Premises (the "Approvals"). The Contractor covenants to diligently use its reasonable best efforts to obtain all of the Approvals in an expeditious manner. In the event the Contractor is unable to obtain the Approvals, the Contractor shall have no liability whatsoever to the Owner, or any other party and at the Owner's or the Contractor's option, this Agreement shall be terminated without recourse to either party hereto at law or in equity.

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          (b) For the sole purpose of permitting the Contractor to construct the
          Facility, the Owner grants to the Contractor, to the extent required by the Contractor in order that the purpose of this Agreement be effectuated, the rights under the Approvals and any other grants of rights, permits, approvals, or licenses, which may be necessary to complete the performance of the Contractor's obligations hereunder; provided, however, that no transfer or assignment of any of the foregoing shall occur which is prohibited by applicable law or the respective terms thereof.

     Section 1.4 - Documentation. The Owner shall provide or obtain construction and permanent financing for the Premises, the Facility and the Personal Property (as defined herein) (the "Project Loan") which shall be sufficient, together with the Owner's equity contributions, if any, to pay the full amount necessary for the development of the Project. The Contractor covenants that it will provide fully and in a timely fashion all reasonable documentation required by the Owner's lender in connection with the Project Loan. Such documentation shall include, but not be limited to, all zoning and plan approvals; all utility letters indicating availability of service; inventory of concessions made to any or all municipal bodies; site plans; title commitments or binders, and all other regulatory body approvals. The Contractor also covenants that it will, in a timely manner, provide whatever financial or other information the Owner's lender might reasonably require in connection with the Owner's applications for financing for the construction of the Facility and as required by such lender in connection with the Project Loan. The Owner will use its reasonable best efforts to pursue its application for construction and permanent financing for the Facility.

     Section 1.5 - Other Agreements. The Owner and the Contractor each represents to the other that neither entering into this Agreement nor performing its respective obligations hereunder will violate any other agreements or documents by which it may be bound. The Contractor shall cause the definitive construction agreements to include and incorporate the Contractor's obligations under Sections 2.13, 2.14 and 4.1 hereunder. The foregoing does not release the Contractor of any of its obligations hereunder.

     Section 1.6 - Good Standing of the Contractor. CareMatrix represents that it is duly organized, validly existing and in good standing under the laws of the State of Delaware. Atlantic represents that it is duly organized, validly existing and in good standing under the laws of the State of New York. The Contractor represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and, upon such execution and delivery and subject to the conditions subsequent set forth in Section 5.1, this Agreement shall be the valid, binding and legal

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obligation of the Contractor, enforceable in accordance with its terms and duly authorized by a vote of its Board of Directors in compliance with its certificate of incorporation, bylaws, and operating agreement, as the case may be, and all applicable laws of the State of Delaware and New York, respectively.

     Section 1.7 - Good Standing of the Owner. The Owner represents that it is duly organized and validly existing under the laws of the State of New York. The Owner further represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and, upon such execution and delivery and subject to the satisfaction of the conditions subsequent set forth in Section 5.1, this Agreement shall be valid, binding and legal obligation of the Owner, enforceable in accordance with its terms and duly authorized by a vote of its partners in compliance with its partnership agreement and all applicable laws of the State of New York.

                                   ARTICLE II

                          Construction of the Facility

     Section 2.1 - Control of Construction. Subject to the express provisions contained herein, it is the intention of this Agreement that CareMatrix shall have sole, complete and absolute authority and discretion to decide any and all issues pertaining to the construction of the Facility, including, without limitation, the expenditure of funds, the incurring of costs and all of the other matters referred to herein so long as the same are in compliance with the Approvals and all applicable laws.

     Section 2.2 - Architectural Services. As a condition precedent to this Agreement, the Contractor shall have reviewed, approved and adopted all drawings and plans for the Facility prepared by Meltzer/Mandl Architects, P.C. (the "Architect") (the "Basic Plans"). The Owner will be responsible for payment of the architectural fees due to the Architect, pursuant to the contract with respect to the Facility dated July 12, 1996 (the "Architectural Contract"). The Owner represents and warrants to the Contractor that a true, accurate and complete copy of the Architectural Contract is attached hereto as Exhibit "B". The Contractor shall not be responsible to the Owner, or any other party for any errors, omissions, breaches or failures thereof, or any damages resulting from the acts or omissions of the Architect.

     Section 2.3 - Other Professionals and Limited Assumed Obligations. The Owner represents that it has not engaged any architects or any engineers, lawyers, consultants,

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accountants, or other professionals with respect to the Facility other than the
Architect which the Owner shall be obligated to pay. The Contractor neither assumes nor shall be obliged for any debts, liabilities or obligations of the Owner or related to the Premises or the Facility other than payments due to the Architect under the Architectural Contract.

     Section 2.4 - Plans and Specifications. The Contractor shall direct the Architect to prepare as promptly as possible, but, in any event, within thirty
(30) days after the execution of this Agreement, final plans, specifications and a site plan (the "Final Plans") based on the Basic Plans.

     Section 2.5 - Construction. The Contractor shall construct the Facility substantially in accordance with the Final Plans, subject to field changes and minor design changes approved by the Owner. All work shall be done in a good and workmanlike manner and in accordance with the Approvals, if any, and all applicable laws. The structure shall be designed as a senior housing facility to be constructed in accordance with the requirements in effect on the date of this Agreement of federal, state and local governmental agencies having jurisdiction of the Facility, including Life Safety Code requirements imposed by the Federal Department of Health and Human Services.

     Section 2.6 - Personal Property. Exhibit "C" contains a representative list of the kinds of personal property needed for the Facility (the "Personal Property"). In order to reduce the risk that the Personal Property will be delivered prior to the Closing (as hereinafter defined), the Owner covenants that it shall select such Personal Property as soon as practicable but not later than approximately six (6) months prior to the estimated date of Physical Completion.

     Section 2.7 - Changes. The Owner agrees that the Contractor shall also have the right to make changes in the Final Plans and in the Personal Property if required by any federal, state or local governmental authority having jurisdiction or if required due to the unavailability of any construction material or Personal Property. The Owner shall be notified of any such changes or substitutions in the Personal Property but the Contractor shall have final authority to make all decisions with respect to such changes; provided, that such changes result in construction, space, design, personal property, equipment and interior and exterior design comparable in overall design and quality to that shown on the Final Plans.

     Section 2.8 - Commencement of Construction. Construction of the Facility will start on or prior to the date which is thirty (30) days after the satisfaction of the last of the conditions set forth in Section 5.1 to be satisfied, or as soon thereafter as weather and ground conditions permit but not later than October 1, 1996.

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     Section 2.9 - Continuity of Construction. Construction, once undertaken, shall proceed in a continuous and reasonably expeditious manner until Physical Completion, as such term is defined in Section 2.10, is achieved, which shall not occur later than ten (10) months after the completion of the foundation for the Facility. Any delays caused by acts of God, fire, accident, casualty, cessation of activity due to refusal to work by labor, or any other cause not attributable to the failure of the Contractor to use reasonable care and due diligence, however, shall be excused by the Owner, provided that the Contractor shall use its reasonable best efforts to minimize any such delays and shall resume construction at the earliest possible time.

     Section 2.10 - Completion of Construction.

          (a) For the purposes of this Agreement, the terms "Physical Completion" or "Physically Completed" shall mean the date on which the building and improvements described and set forth in the Final Plans have been completed and the Facility shall have been approved for temporary or permanent occupancy by the local building inspector, and by the State Fire Marshall in the event his approval is required. Physical Completion shall be deemed to have been achieved notwithstanding that any of such officials or agencies have issued a Punch-List listing items requiring completion or correction, so long as such Punch-List does not prevent or prohibit occupancy.

          (b) The Contractor will use its reasonable best efforts to notify the Owner at least ninety (90) days prior to the time the Owner estimates that the Facility will be Physically Completed, whereupon the Owner will diligently proceed to fulfill all other conditions necessary for licensure and the Owner will apply in a timely manner for all licenses and permits necessary to commence operation of the Facility. After such notice from the Contractor, the Owner, to the extent necessary to perform necessary administrative activities may, so long as it does not interfere with completion of construction, enter upon the Premises in an effort to coordinate initial licensure with Physical Completion.

     Section 2.11 - The Owner's Noninvolvement. The Owner shall have access to the construction site while construction is in progress, but it shall have no authority over the Contractor, and shall not be empowered to interfere or become involved with construction or require changes thereto; provided, however, that the Owner's management agent shall have the right to view the construction in progress and shall have access to the site for the purpose of equipping the Facility and preparing the Facility for operation.

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     Section 2.12 - Punch-List. If, at any time after the Facility has been
Physically Completed, there exist any items requiring completion or correction, then the Contractor agrees to use all reasonable diligence to complete or correct the items so that each conforms to the Final Plans. The parties shall make a Punch-List of the items requiring completion or correction. Each item on the Punch List shall be assigned a reasonable value based upon the reasonable cost of completion or correction of the same or such other value as may be required by the Owner's lender ("Punch-list Amount"). The Contractor shall give its written undertaking to complete each such item within ninety (90) days after transfer of title, further agreeing to permit the Owner to complete any such items at the Contractor's expense if the Contractor has failed to complete the same within the ninety (90) day time period.

     Section 2.13 - Work and Warranties. Upon completion of construction, landscaping and installation of Personal Property, the Contractor will assign to the Owner, in addition to any warranties created by law, all warranties and guarantees received from designers, the Architect, subcontractors and suppliers of equipment and furnishings, to the extent assignable. The Contractor will agree to remedy any defect in construction caused by poor workmanship or materials which are brought to its attention by written notice within a period of one (1) year from the date of the issuance of the Certificate of Occupancy. Aside from the foregoing, the Owner hereby waives and the Contractor hereby disclaims all other express and implied warranties of every kind or nature with respect to the Facility and the Personal Property, including, without limitation, waiving all IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     Section 2.14 - Subcontractors. The Contractor agrees to indemnify and save the Owner harmless from claims for payment by any subcontractor who furnishes materials or supplies or performs labor or services in the prosecution of the work pursuant to this Agreement. The Contractor reserves absolute discretion on the selection of subcontractors.

     Section 2.15 - Financing Arrangements.

          (a) The Owner will obtain a commitment for the Project Loan for construction and permanent financing for the Facility which shall be sufficient, together with the Owner's equity contributions, to pay the full amount of the Contract Price. This Agreement may be terminated by the Contractor or the Owner, in its sole and absolute discretion and without further recourse to any party, in the event that the closing and funding of the construction loan financing with respect to the Facility pursuant to the Project Loan (with all conditions precedent to such closing either satisfied

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          or irrevocably waived by the lender) shall not have occurred by
          November 15, 1996.

          (b) The Owner and the Contractor also contemplate that the Premises and the Facility, together with all fixtures, furnishing, equipment, and articles of personal property now owned or hereafter acquired by the Owner which are or may be attached to or used in connection with the Premises or the Facility, together with any and all replacements thereto and substitutions therefor, and all proceeds thereof; and all present and future rents, issues, leases, and profits of the Premises and the Facility will serve as security for the payment obligations to any lenders relating to the Project Loan or otherwise, and that the Owner will be the principal obligor for the repayment of all financial obligations thereunder after the transfer of title to the Owner. The Owner therefore, agrees to execute and deliver all commitments, promissory notes, mortgages, collateral assignments, guaranties and all other instruments, agreements, documents, certificates, affidavits, and other writings required to be executed by any lender in connection with such financing.

                                   ARTICLE III

                                     Closing

     Section 3.1 - Date of Closing. The delivery of possession of the Premises and the Facility to the Owner and payment of the Contract Price shall take place contemporaneously within three (3) business days after Physical Completion of the Facility but in no event later than the date established in Section 2.9 (the "Closing").

     Section 3.2 - Contract Price.

          (a) CareMatrix and Atlantic shall each be entitled to a development fee in the amount of Two Hundred Thousand Dollars ($200,000). Such fee shall be paid by Owner at the closing of the Project Loan, to the extent that there exists funds for the same out of the Project Loan. In the event that such development fee is not paid in full at the closing of the Project Loan, the portion of the development fee paid, if any, shall be payable as follows: (I) the first One Hundred Fifty Thousand Dollars ($150,000) to Atlantic; and (ii) the next Two
          Hundred Fifty Thousand Dollars ($250,000), eighty percent (80%) to CareMatrix and twenty percent (20%) to Atlantic. The remainder shall be paid (based on the formula set forth in the immediately preceding sentence) from cash flow from operations at the Project (after

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          debt service, guaranty fees, and all expenses at the Project, including management fees).

          (b) Each of CareMatrix and Atlantic shall be entitled to a construction supervision fee in the amount of Five Thousand Dollars ($5,000) per month during the course of construction of the Project, provided that such fee shall only be payable to the extent that there exists funds for the same out of the Project Loan. In the event that such construction supervision fee is not paid in full during the course of construction, the portion of the construction supervision fee paid, if any, shall be payable in equal monthly installments during the course of construction, fifty percent (50%) to Atlantic and fifty percent (50%) to CareMatrix. The remainder shall be paid (based on the formula set forth in the immediately preceding sentence) from cash flow from operations at the Project (after debt service, guaranty fees, all expenses at the Project, including management fees, and the development fees set forth in subsection (b) above).

     Section 3.3 - Form of Conveyance and Status of Title. The Facility and Personal Property shall be conveyed by warranty bill of sale. The Facility and Personal Property may be subject to the mortgages and security interests described in Section 2.15.

                                   ARTICLE IV

                     Additional Responsibilities of Parties

     Section 4.1 - The Contractor's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, the Contractor shall have the following responsibilities:

          (a) To obtain and pay for necessary building permits and the Certificate of Occupancy;

          (b) The Contractor shall at all times, commencing with the date upon which construction begins, carry the following types of insurance with an insurance carrier or carriers acceptable to the Owner's lender:

               (i) Workman's compensation insurance fully covering all persons engaged in the performance of this Agreement, in accordance with applicable law.

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               (ii) Public liability insurance covering death or bodily injury with limits of not less than $1,000,000 for one person and $1,000,000 for any one accident or disaster; and property damage coverage limits of not less than $1,000,000; all of which insurance shall name the Owner as an additional insured.

               (iii) "Builders Risk" insurance against damage or destruction by fire and full extended coverage, including vandalism and malicious mischief, covering all improvements to be erected hereunder and all materials for the same which are on or about the Premises, in an amount equal to the full insurable value of such improvements and materials; such insurance to be payable to the Owner, the Contractor and the Owner's lender as their interests may appear, with a standard mortgagee endorsement to the Owner's lender or its assigns as mortgagee.

               The Contractor shall furnish to the Owner and the Owner's lender if required by such lender, duplicate policies of insurance as set forth in subparagraphs (i), (ii), and (iii) hereof. Each of such policies shall, if the insurance carriers so permit, contain a provision to the effect that they may not be canceled except upon ten (10) days prior written notice to the Owner and the Owner's lender.

          (c) At Closing, the Contractor shall deliver to the Owner, at the Owner's option:

               (i) duly executed waivers of mechanic's liens signed by each subcontractor which provided labor or materials on the project; or

               (ii) reasonable proof of payment or proof of a provision for payment to such contractors; or

               (iii) an indemnification to the Owner with respect to same.

     Section 4.2 - The Owner's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, the Owner shall have the following responsibilities: To obtain commitments for financing the contemplated construction, including the furnishing of financial statements, providing an appraisal of the Premises and the Facility and by execution of applications, notes, mortgages, assumption agreements and other documents reasonably necessary to effectuate such financing or the financing of the Personal Property.

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     Section 4.3 - Indemnification. The Contractor hereby agrees to indemnify and hold the Owner harmless from all liabilities, claims, and demands for personal injury or property damage arising out of or caused by any act or omission of the Contractor, its subcontractors, agents, or employees, or arising in or about the Premises at any time from the date of this Agreement until the transfer of title. The Contractor further covenants to use proper care and caution in the performance of its work hereunder so as not to cause damage to any adjoining or adjacent property, and the Contractor shall indemnify and hold the Owner harmless from any liabilities, claims, or demands for damage to such adjoining or adjacent property.

                                    ARTICLE V

                                  Contingencies

     Section 5.1 - Required Occurrences. This Agreement and the undertakings of the Contractor shall, at the election of the Owner, be contingent upon the occurrence of each of the following:

          (a) Title. An owner's title insurance policy commitment and Class A-2 survey, satisfactory to the Contractor in its sole discretion, shall have been obtained by the Owner which confirms that there are no exceptions or conditions which would render title to the Premises unmarketable or which will prohibit or restrict the construction or operation of the Facility or which would prevent an institutional lender from closing a construction or permanent mortgage loan for the Facility in the usual course of its business.

          (b) Additional Due Diligence Regarding the Premises. The Contractor shall have received due diligence information concerning the Premises, satisfactory to the Contractor in its sole discretion, including, without limitation, soil tests and utility service confirmations to the extent not currently available.

     Section 5.2 - Failure of Contingencies. In the event that any one or more of the contingencies set forth in this Article is not satisfied, waived or deferred by the parties in writing, within the period of time set forth above, then, upon Notice, either party may terminate this Agreement. In such event, neither party shall have any further responsibility or liability to the other. The Contractor reserves the right, at its option, to waive or defer any one or more of the conditions precedent.

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                                   ARTICLE VI

                        Additional Covenants of the Owner

     Section 6.1 - Indemnification by the Owner. The Owner hereby indemnifies and defends the Contractor against any claims for unpaid fees or costs associated with the Premises or the Facility incurred by or on behalf of the Owner or the Contractor as a result of any claim by any broker. The parties acknowledge that no broker was responsible for procuring the transactions set forth in this Agreement, nor any part thereof, and each party will indemnify and defend the other from any and all claims, actual or threatened, for a commission or other compensation by any third person with whom such party has had dealings.

     Section 6.2 - Confidentiality. The Owner, its partners, affiliates, agents, servants and employees (including outside counsel) hereby agree:

     (a) To maintain in the strictest confidence the identity of the Contractor; the contents of this Agreement; the negotiations between the parties on the terms of this Agreement; and any of the Contractor's proprietary information, including, without limitation, financial information, projects, copies of leases, real estate appraisals, and other information regarding the Facility and the business affairs and operations of the Contractor which any of said parties obtain from the Contractor in the course of negotiations for the transactions contemplated hereby (the "Confidential Information");

     (b) Not to disclose, without the Contractor's prior written consent (except to the extent disclosure is required by applicable law or regulation), any Confidential Information except to such parties' own agents, servants and employees (including outside counsel), bankers, consultants and other advisors to whom disclosure is necessary in order to effectuate the transactions contemplated hereby; and

     (c) To comply therewith for a period of one (1) year commencing on the date of this Agreement.

     Section 6.3 - Provision of Further Information. The Contractor agrees to supply complete financial information and any other data required in connection with the construction or permanent financing for the Facility and to execute, and cause to execute, any and all documents which are required by the terms thereof.

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                                  ARTICLE VII

                              Concluding Provisions

     Section 7.1 - Entire Agreement. All prior understandings, letters of intent, and agreements between the parties are merged in and superseded by this Agreement (including all Exhibits hereto).

     Section 7.2 - Representations. None of the parties shall be bound by any promises, representations, or agreements except as herein expressly set forth.

     Section 7.3 - Amendments. This Agreement may not be amended, waived, modified, altered or changed in any respect whatsoever except by a further agreement, in writing, executed by each of the parties.

     Section 7.4 - Joint Effort. The preparation of this Agreement has been a joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

     Section 7.5 - Brokers. Each of the Owner and the Contractor represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby or referred to herein; and agrees to indemnify and hold and save the other harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

     Section 7.6 - Assignment. The Contractor shall have no right to assign its rights nor delegate its obligations under this Agreement to another entity or person without the prior written consent of the Owner except that the Contractor shall have the right to assign this Agreement to, merge with or consolidate with an "Affiliate" (defined herein as defined in the Securities and Exchange Act of 1934 and the regulations thereunder) in connection with a public offering.

     Section 7.7 - Notices. All notices which may be given to any of the parties hereunder shall be in writing and shall be hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express, and postage prepaid as follows:

     (a) In the event that notice is directed to the Owner, it shall be sent to Cambridge House Associates General Partnership, c/o Chancellor of Ossining, Inc., 197 First Avenue, Needham, MA 02194, Attention:
          President, with a copy to James M. Clary, III, Esq. at the same address, or at

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          such other address or addresses the Owner shall from time to time designate by notice to the Contractor.

     (b) In the event that notice is directed to the Contractor, it shall be sent to CareMatrix of Massachusetts, Inc., 197 First Avenue, Needham, MA 02194, Attention: President, with a copy to James M. Clary, III, Esq. at the same address; and to Atlantic on the Hudson, LLC, Two Penn Plaza, 4th Floor, New York, NY 10121, Attn: Peter Fine, Marc Altheim, or at such other address or addresses as the Contractor shall from time to time designate by notice to the Owner.

The effective date of any such notice shall be the earlier of actual receipt by the addressee or three (3) days after such notice is properly deposited for mailing.

     Section 7.8 - Arbitration. Any dispute or controversy arising between the parties involving the interpretation or application of any provisions of the Agreement, or arising out of this Agreement, or concerning the construction of the proposed the Facility or the furnishing thereof shall be submitted to and determined by arbitration in accordance with the rules of the American Arbitration Association then in effect.

     Section 7.9 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

     Section 7.10 - Successors. This Agreement shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

     Section 7.11 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     Section 7.12 - Severability. The invalidity or unenforceability of one or more of the phrases, sentences, provisions, clauses, Sections or Articles contained in this Agreement shall not affect the validity or enforceability of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

     Section 7.13 - Effective Date. This Agreement shall be deemed to be effective as of the date set forth below.

     Section 7.14 - No Offer. The delivery of an unexecuted copy of this Agreement shall not be deemed an offer. No rights are to be conferred upon any party until this Agreement has been executed and delivered to each party.

     Section 7.15 - Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     EXECUTED under seal this l4th day of August, 1996.

WITNESS:                      CAMBRIDGE HOUSE ASSOCIATES
                                GENERAL PARTNERSHIP

                              BY: CHANCELLOR OF OSSINING, INC.

/s/                                By: /s/James M. Clary, III
--------------------------             -----------------------------------
Name:                                  Name: James M. Clary, III
                                       Title: Vice President

WITNESS:                      CAREMATRIX OF MASSACHUSETTS, INC.

/s/                                By: /s/Andrew Gosman
--------------------------             -----------------------------------
Name:                                  Name: Andrew Gosman
                                       Title: Vice Chairman

WITNESS:                      ATLANTIC ON THE HUDSON, LLC

/s/Barry Manson               By: /s/Marc Altheim
-------------------------         -----------------------------------
Name: Barry Manson                Name: Marc Altheim
                                  Title: Vice President/Secretary

                                    EXHIBIT A
                                       to
                         Turnkey Construction Agreement

                           Description of the Premises

                                                            Title No. LTW95-5127

                                   SCHEDULE A
                                    PAGE TWO

The land referred to in this commitment is described as follows:

                                     AMENDED

ALL that certain plot, piece or parcel off land, situate, lying and being in the Village and Town of Ossining, County of Westchester and State of New York, bounded and described as follows:

BEGINNING at a point on the westerly side off Albany Post Road (Route 9), said point being distant 173.02 feet from the intersection of the dividing line between lands formerly of Piping Rock Development Corp., now or formerly of Eagle Bay Condominiums Home Owners Association and lands now or formerly of the Dominican Sisters of the Sick and Poor with the said westerly line of A1bany Post Road (Route 9); and

RUNNING THENCE along said lands formerly Piping Rock Development Corp., now or formerly of Eagle Bay Condominiums Home Owners Association the following courses and distances:
     South 75 degrees 08 minutes 46 seconds West, 531.86 feet;
     South 86 degrees 54 minutes 21 seconds West, 111.16 feet;
     North 03 degrees 27 minutes 37 seconds West, 215.39 feet;
     South 86 degrees 45 minutes 37 seconds West, 218.51 feet;
     Due North 279.53 feet (to the northwesterly corner of the herein described parcel);
     North 61 degrees 04 minutes 11 seconds East, 130.61 feet; and
     North 78 degrees 18 minutes 10 seconds East (along said Eagle Bay Condominiums Homeowners Association, 457.35 feet and lands flow or formerly at Hoye Textile Corporation 157.85 feet) 615.20 feet;

THENCE still along said lands now or formerly Hoye Textile Corporation, South 70 degrees 17 minutes 08 seconds East, 259.03 feet;

THENCE along the said westerly line of Albany Post Road (Route 9) the following courses and distances:
     South 19 degrees 40 minutes 20 seconds West, 175.00 feet;
     South 22 degrees 31 minutes 10 seconds West, 52.83 feet;
     South 24 degrees 12 minutes 20 seconds West, 49.90 feet;
     South 05 degrees 29 minutes 50 seconds West, 23.87 feet; and
     South 04 degrees 24 minutes 10 seconds West, 154.61 feet to the point or place of BEGINNING.

                                                            Title No. LTW95-5127

April 10, 1996

Schedule A, the Legal Description, has hereby been amended.
Schedule B, Exceptions Nos. 6, 7, 8, 9, 10, 11 and 15, have hereby been omitted. Schedule B, Exceptions Nos. 5, 12, 13 and 14, have hereby been amended, as follows:

     5.   A) Curbs extend into Route 9.
          B) Fence encroaches as much as l8.2 feet on premises adjoining on the north.
          C) Easement for ingress and egress of premises adjoining on the southerly and west crosses southwesterly portion at premises.
          D) Variations between fences and parts of westerly and southerly lines.
          E)   12 foot wide sewer easement crosses easterly portion of premises.
          F) New York Telephone buried cable marker on easterly portion of premises. Policy excepts rights and easements of others by reason thereof but affirmatively insures that same will not interfere with the building and improvements as presently located.
          G) Fence encroaches as much as 14.9 feet on premises adjoining on the south.

          As shown on survey by Peter R. Hustis dated 5/10/95, revised 5/23/95.

          Subject to any changes an accurate survey might show since said date.

     12. Sewer Line Easement recorded in Liber 7710 cp 757. This policy affirmatively insure: that said easement does not, and the exercise 0r any rights thereunder will not, adversely interfere with the use of all or any portion of the insured premises, including, without limitation, the buildings and other improvements as currently constructed thereon.

     13. Easement for ingress and egress recorded in Liber 7712 cp 76l. This policy affirmatively insures that said easement does not, and the exercise of any rights thereunder will not, adversely interfere with the use of all or any portion of the insured premises, including, without limitation, the buildings and other improvements as currently constructed thereon.

     (Continued)

                                                            Title No. LTW95-5127

     14. Notes and easements as shown on Map No. 19447. This policy insures said easements do not, and the exercise of any rights thereunder will not, adversely interfere with the use of all or any portion of the insured premises, including, without limitation, the buildings and on improvements as currently constructed thereon, and also affirmatively insures that none of the restrictions, covenants or conditions set forth in said notes have been violated and no future violation of any of the same will result in (i) a forfeiture or reversion of title,
          (ii) the forced removal or relocation of any building, structure or improvement located on the premises, or (iii) the lien of the insured mortgage divested or subordinated or its validity, priority or enforceability otherwise being impaired.

                                   EXHIBIT B
                                       to
                         Turnkey Construction Agreement

                             Architectural Contract

                      THE AMERICAN INSTITUTE OF ARCHITECTS
                                     [LOGO]
--------------------------------------------------------------------------------
                                AIA Document B141

                       Standard Form of Agreement Between
                               Owner and Architect

                                  1987 Edition

        THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH
    AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

--------------------------------------------------------------------------------
AGREEMENT

made as of the 12th day of July in the year of Nineteen Hundred and 96

BETWEEN the Owner:
(Name and Address)

Atlantic Development Group, LLC       and  CareMatrix of Massachusetts, Inc
[Collectively referred to as "Owner"]      [Collectively referred to as "Owner"]
Two Penn Plaza                             197 First Avenue
New York, New York 10121                   Needham, Massachusetts 02194

and the Architect:
(Name and Address)

Meltzer/Mandl Architects, P.C. ["Architect"]
215 Park Avenue South
New York, NY 10003

For the following Project: Cambridge House-on-the-Hudson, Ossining, New York ["Project"].

(Include detailed description of Project, location, address and scope.)

The Owner and Architect agree as set forth below.

--------------------------------------------------------------------------------
Copyright 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1966, 1967, 1970, 1974,
1977. (C)1987 by The American Institute of Architects, 1735 New York Avenue, N.W., Washington, D.C. 20006. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will be subject to legal prosecution.
--------------------------------------------------------------------------------
                                                                    B141-1987  1

--------------------------------------------------------------------------------
          TERMS AND CONDITIONS OF AGREEMENT BETWEEN OWNER AND ARCHITECT
--------------------------------------------------------------------------------

                                    ARTICLE 1
                          ARCHITECT'S RESPONSIBILITIES

1.1 ARCHITECT'S SERVICES

1.1.1 The Architect's services consist of those services performed by the Architect, Architect's employees, and Architect's consultants as enumerated in Articles 2 and 3 of this Agreement and any other services included in Article 12.

1.1.2 The Architect's services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Work. Upon request of the Owner, the Architect shall submit for the Owner's approval a schedule for the performance of the Architect's services which may be adjusted as the Project proceeds, and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the Owner shall not, except for reasonable cause, be exceeded by the Architect or Owner.

                                    ARTICLE 2
                       SCOPE OF ARCHITECT'S BASIC SERVICES

2.1 DEFINITION

2.1.1 The Architect's Basic Services consist of those described in Paragraphs
2.2 through 2.6 and any other services identified in Article 12 as part of Basic Services, and include normal structural, mechanical and electrical engineering services.

2.2 SCHEMATIC DESIGN PHASE

2.2.1 The Architect shall review the program furnished by the Owner to ascertain the requirements of the Project and shall arrive at a mutual understanding of such requirements with the Owner.

2.2.4 Based on the mutually agreed-upon program, schedule and construction budget requirements, the Architect shall prepare, for approval by the Owner, Schematic Design Documents consisting of drawings and other documents illustrating the scale and relationship of Project components.

2.3 DESIGN DEVELOPMENT PHASE

2.3.1 Based on the approved Schematic Design Documents and any adjustments authorized by the Owner in the program, schedule or construction budget, the Architect shall prepare, for approval by the Owner, Design Development Documents consisting of drawings and other documents to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate.

2.4 CONSTRUCTION DOCUMENTS PHASE

2.4.1 Based on the approved Design Development Documents and any further adjustments in the scope or quality of the Project or in the construction budget authorized by the Owner, the Architect shall prepare, for approval by the Owner, Construction Documents consisting of Drawings and Specifications setting forth in detail the requirements for the construction of the Project.

2.4.2 The Architect shall assist the Owner in the preparation of the necessary bidding information, bidding forms, the Conditions of the Contract, and the form of Agreement between the Owner and Contractor.

2.4.4 The Architect shall assist the Owner in connection with the Owner's responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.

2.5 BIDDING OR NEGOTIATION PHASE

2.5.1 The Architect, following the Owner's approval of the Construction Documents and of the latest preliminary estimate of Construction Cost, shall assist the Owner in obtaining bids or negotiated proposals and assist in awarding and preparing contracts for construction.

2.6 CONSTRUCTION PHASE--ADMINISTRATION OF THE CONSTRUCTION CONTRACT

2.6.1 The Architect's responsibility to provide Basic Services for the Construction Phase under this Agreement commences with the award of the Contract for Construction and terminates at the earlier of the issuance to the Owner of the final Certificate for Payment or 60 days after the date of Substantial Completion of the Work, unless extended under the terms of Subparagraph 10.3.3.

2.6.2 The Architect shall provide administration of the Contract for Construction as set forth below, unless otherwise provided in this Agreement.

2.6.3 Duties, responsibilities and limitations of authority of the Architect shall not be restricted, modified or extended without written agreement of the Owner and Architect.

--------------------------------------------------------------------------------

                                                                    B141-1987  2

2.6.4 The Architect shall be a representative of and shall advise and consult with the Owner (1) during construction until final payment to the Contractor is due, and (2) as an Additional Service at the Owner's direction from time to time during the correction period described in the Contract for Construction. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement unless otherwise modified by written instrument.

2.6.5 The Architect shall visit the site at intervals appropriate to the stage of construction to become generally familiar with the progress and quality of the Work completed and to determine in general if the Work is being performed in a manner indicating that the Work when completed will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. On the basis of on-site observations as an architect, the Architect shall keep the Owner informed of the progress and quality of the Work, and shall endeavor to guard the Owner against defects and deficiencies in the Work. (More extensive site representation may be agreed to as an Additional Service, as described in Paragraph 3.2.) See Article 12.1

2.6.6 The Architect shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely the Contractor's responsibility under the Contract for Construction. The Architect shall not be responsible for the Contractor's schedules or failure to carry out the Work in accordance with the Contract Documents. The Architect shall not have control over or charge of acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons performing portions of the Work.

2.6.7 The Architect shall at all times have access to the Work wherever it is in preparation or progress.

2.6.8 Except as may otherwise be provided in the Contract Documents or when direct communications have been specifically authorized, the Owner and Contractor shall communicate through the Architect. Communications by and with the Architect's consultants shall be through the Architect.

2.6.9 Based on the Architect's observations and evaluations of the Contractor's Applications for Payment, the Architect shall review and certify the amounts due the Contractor.

2.6.10 The Architect's certification for payment shall constitute a representation to the Owner, based on the Architect's observations at the site as provided in Subparagraph 2.6.5 and on the data comprising the Contractor's Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect's knowledge, information and belief, quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to minor deviations from the Contract Documents correctable prior to completion and to specific qualifications expressed by the Architect. The issuance of a Certificate for Payment shall further constitute a representation that the Contractor is entitled to payment in the amount certified. However, the issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor's right to payment or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

2.6.11 The Architect shall have authority to reject Work which does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable for implementation of the intent of the Contract Documents, the Architect will have authority to require additional inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons performing portions of the Work.

2.6.12 The Architect shall review and approve or take other appropriate action upon Contractor's submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect's action shall be taken with such reasonable promptness as to cause no delay in the Work or in the construction of the Owner or of separate contractors, while allowing sufficient time in the Architect's professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities or for substantiating instructions for installation or performance of equipment or systems designed by the Contractor, all of which remain the responsibility of the Contractor to the extent required by the Contract Documents. The Architect's review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component. When professional certification of performance characteristics of materials, systems or equipment is required by the Contract Documents, the Architect shall be entitled to rely upon such certification to establish that the materials, systems or equipment will meet the performance criteria required by the Contract Documents.

2.6.13 The Architect shall prepare Change Orders and Construction Change Directives, with supporting documentation and data if deemed necessary by the Architect as provided in Subparagraphs 3.1.1 and 3.3.3, for the Owner's approval and execution in accordance with the Contract Documents, and may authorize minor changes in the Work not involving an adjustment in the Contract Sum or an extension of the Contract Time which are not inconsistent with the intent of the Contract Documents.

2.6.14 The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, shall receive and forward to the Owner for the Owner's review and records written warranties and related documents required by the Contract Documents and assembled by the Contractor, and shall issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

--------------------------------------------------------------------------------

3  B141-1987

2.6.15 The Architect shall interpret and decide matters concerning performance of the Owner and Contractor under the requirements of the Contract Documents on written request of either the Owner or Contractor. The Architect's response to such requests shall be made with reasonable promptness and within any time limits agreed upon.

2.6.16 Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and initial decisions, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, shall not show partiality to either, and shall not be liable for results of interpretations or decisions so rendered in good faith.

2.6.17 The Architect's decisions on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Contract Documents.

2.6.18 The Architect shall render written decisions within a reasonable time on all claims, disputes or other matters in question between the Owner and Contractor relating to the execution or progress of the Work as provided in the Contract Documents.

                                    ARTICLE 3
                               ADDITIONAL SERVICES

3.1 GENERAL

3.1.1 The services described in this Article 3 are not included in Basic Services unless so identified in Article 12, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The services described under Paragraphs 3.2 and 3.4 shall only be provided if authorized or confirmed in writing by the Owner. If services described under Contingent Additional Services in Paragraph 3.3 are required due to circumstances beyond the Architect's control, the Architect shall notify the Owner prior to commencing such services. If the Owner deems that such services described under Paragraph 3.3 are not required, the Owner shall give prompt written notice to the Architect. If the Owner indicates in writing that all or part of such Contingent Additional Services are not required, the Architect shall have no obligation to provide those services.

3.2 PROJECT REPRESENTATION BEYOND BASIC SERVICES

3.2.1 If more extensive representation at the site than is described in Subparagraph 2.6.5 is required, the Architect shall provide one or more Project Representatives to assist in carrying out such additional on-site responsibilities.

3.2.2 Project Representatives shall be selected, employed and directed by the Architect, and the Architect shall be compensated therefor as agreed by the Owner and Architect. The duties, responsibilities and limitations of authority of Project Representatives shall be as described in the edition of AIA Document B352 current as of the date of this Agreement, unless otherwise agreed.

3.2.3 Through the observations by such Project Representations, the Architect shall endeavor to provide further protection for the Owner against defects and deficiencies in the Work, but the furnishing of such project representation shall not modify the rights, responsibilities or obligations of the Architect as described elsewhere in this Agreement.

3.3 CONTINGENT ADDITIONAL SERVICES

3.3.1 Making revisions in Drawings, Specifications or other documents when such revisions are:

     .1 inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner's program or Project budget:

     .2 required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; or

     .3 due to changes required as a result of the Owner's failure to render decisions in a timely manner.

3.3.2 Providing services required because of significant changes in the Project including, but not limited to, size, quality, complexity. the Owner's schedule, or the method of bidding or negotiating and contracting for construction, except for services required under Subparagraph 5.2.5.

3.3.3 Preparing Drawings, Specifications and other documentation and supporting data, evaluating Contractor's proposals, and providing other services in connection Change Orders and Construction Change Directives.

3.3.4 Providing services in connection with evaluating substitutions proposed by the Contractor and making subsequent revisions to Drawings, Specifications and other documentation resulting therefrom.

3.3.5 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.3.6 Providing services made necessary by the default of the Contractor, by major defects or deficiencies in the Work of the Contractor, or by failure of performance of either the Owner or Contractor under the Contract for Construction.

3.3.7 Providing services in evaluating an extensive number of claims submitted by the Contractor or others in connection with the Work.

3.3.8 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding.

3.3.9 Preparing documents for alternate, separate or sequential bids or providing services in connection with bidding, negotiation or construction prior to the completion of the Construction Documents Phase.

3.4 OPTIONAL ADDITIONAL SERVICES

3.4.1 Providing analyses of the Owner's needs and programming the requirements of the Project.

3.4.2 Providing financial feasibility or other special studies.

3.4.3 Providing planning surveys, site evaluations or comparative studies of prospective sites.

--------------------------------------------------------------------------------
                                                                    B141-1987  4

3.4.4 Providing special surveys, environmental studies and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

3.4.5 Providing services relative to future facilities, systems and equipment.

3.4.6 Providing services to investigate existing conditions or facilities to make measured drawings thereof.

3.4.7 Providing services to verify the accuracy of drawings or other information furnished by the Owner.

3.4.8 Providing coordination of construction performed by separate contractors or by the Owner's own forces and coordination of services required in connection with construction performed and equipment supplied by the Owner.

3.4.9 Providing services in connection with the work of a construction manager or separate consultants retained by the Owner.

3.4.10 Providing detailed estimates of Construction Cost.

3.4.11 Providing detailed quantity surveys or inventories of material, equipment and labor.

3.4.12 Providing analyses of owning and operating costs.

3.4.13 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment.

3.4.14 Providing services for planning tenant or rental spaces.

3.4.15 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.

3.4.16 Preparing a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data furnished by the Contractor to the Architect.

3.4.17 Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

3.4.18 Providing services after issuance to the Owner of the final Certificate for Payment, or in the absence of a final Certificate for Payment, more than 60 days after the date of Substantial Completion of the Work.

3.4.19 Providing services of consultants for other than architectural, structural, mechanical and electrical engineering portions of the Project provided as a part of Basic Services.

3.4.20 Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practice.

                                    ARTICLE 4
                            OWNER'S RESPONSIBILITIES

4.1 The Owner shall provide full information regarding requirements for the Project, including a program which shall set forth the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements.

4.2 The Owner shall establish and update an overall budget for the Project, including the Construction Cost, the Owner's other costs and reasonable contingencies related to all of these costs.

4.3 If requested by the Architect, the Owner shall furnish evidence that financial arrangements have been made to fulfill the Owner's obligations under this Agreement.

4.4 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect's services.

4.5 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a project benchmark.

4.6 The Owner shall furnish the services of geotechnical engineers when such services are reasonably requested by the Architect. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

4.6.1 The Owner shall furnish the services of other consultants when such services are reasonably required by the scope of the Project and are reasonably requested by the Architect.

4.7 The Owner shall furnish structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents.

4.8 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including auditing services the Owner may require to verify the Contractor's Applications for Payment or to ascertain how or for what purposes the Contractor has used the money paid by or on behalf of the Owner.

4.9 The services, information, surveys and reports required by Paragraphs 4.5 through 4.8 shall be furnished at the Owner's expense, and the Architect shall be entitled to rely upon the accuracy and completeness thereof.

4.10 Prompt written notice shall be given by the Owner to the Architect if the Owner becomes aware of any fault or defect in the Project or nonconformance with the Contract Documents.

4.11 The proposed language of certificates or certifications requested of the Architect or Architect's consultants shall be submitted to the Architect for review and approval at least 14 days prior to execution. The Owner shall not request certifications that would require knowledge or services beyond the scope of this Agreement.

--------------------------------------------------------------------------------
5  B141-1987

                                    ARTICLE 5
                                CONSTRUCTION COST

5.1 DEFINITION

5.1.1 The Construction Cost shall be the total cost or estimated cost to the Owner of all elements of the Project designed or specified by the Architect.

5.1.2 The Construction Cost shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, plus a reasonable allowance for the Contractor's overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work during construction.

5.1.3 Construction Cost does not include the compensation of the Architect and Architect's consultants, the costs of the land, rights-of-way, financing or other costs which are the responsibility of the Owner as provided in Article 4.

5.2 RESPONSIBILITY FOR CONSTRUCTION COST

5.2.1 Evaluations of the Owner's Project budget, preliminary estimates of Construction Cost and detailed estimates of Construction Cost, if any, prepared by the Architect, represent the Architect's best judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment, over the Contractor's methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner's Project budget or from any estimate of Construction Cost or evaluation prepared or agreed to by the Architect.

5.2.2 No fixed limit of Construction Cost shall be established as a condition of this Agreement by the furnishing, proposal or establishment of a Project budget.

                                    ARTICLE 6

                          USE OF ARCHITECT'S DRAWINGS,
                       SPECIFICATIONS AND OTHER DOCUMENTS

6.1 The Drawings, Specifications and other documents prepared by the Architect for this Project are instruments of the Architect's service for use solely with respect to this Project and, unless otherwise provided, the Architect shall be deemed the author of these documents and shall retain all common law, statutory and other reserved rights, including the copyright. The Owner shall be permitted to retain copies, including reproducible copies, of the Architect's Drawings, Specifications and other documents for information and reference in connection with the Owner's use and occupancy of the Project. The Architect's Drawings, Specifications or other documents shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, unless the Architect is adjudged to be in default under this Agreement, except by agreement in writing and with appropriate compensation to the Architect.

6.2 Submission or distribution of documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the Architect's reserved rights.

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                                                                    B147-1987  6

                                    ARTICLE 8
                     TERMINATION, SUSPENSION OR ABANDONMENT

8.1 This Agreement may be terminated by either party upon not less than seven days' written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

8.2 If the Project is suspended by the Owner for more than 30 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect's compensation shall be equitably adjusted to provide for expenses incurred in the interruption and resumption of the Architect's services.

8.3 If the Project is abandoned by the Owner, the Architect may terminate this Agreement by giving written notice.

8.4 Failure of the Owner to make payments to the Architect in accordance with this Agreement shall be considered substantial nonperformance and cause for termination.

8.5 If the Owner fails to make payment when due the Architect for services and expenses, the Architect may, upon seven days' written notice to the Owner, suspend performance of services under this Agreement. Unless payment in full is received by the Architect within seven days of the date of the notice, the suspension shall take effect without further notice. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services.

8.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination based on the percentage of completion of each phase of work set forth in Article 11.2.2 together with Reimbursable Expenses then due.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

9.1 Unless otherwise provided, this Agreement shall be governed by the law of the State of New York.

9.2 Terms in this Agreement shall have the same meaning as those in AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement.

9.3 Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statues of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion, or the date of issuance of the final Certificate for Payment for acts or failures to act occurring after Substantial Completion.

9.4 The Owner and Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, but only to the extent covered by property insurance during construction, except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement. The Owner each shall require similar waivers from their contractors, consultants and agents.

9.5 The Owner and Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither Owner nor Architect shall assign this Agreement without the written consent of the other.

9.6 This Agreement represents the entire and integrated agreement between the Owner and Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

9.7 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

9.8 Unless otherwise provided in this Agreement, the Architect and Architect's consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site, including but not limited to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances.

9.9 The Architect shall have the right to include representations of the design of the Project, including photographs of the exterior and interior, among the Architect's promotional and professional materials. The Architect's materials shall not include the Owner's confidential or proprietary information if the Owner has previously advised the Architect in writing of

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7  B141-1987
the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect on the construction sign and in the promotional materials for the Project.

                                   ARTICLE 10

                            PAYMENTS TO THE ARCHITECT

10.1 DIRECT PERSONNEL EXPENSE

10.1.1 Direct Personnel Expense is defined as the direct salaries of the Architect's personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits.

10.2 REIMBURSABLE EXPENSES

10.2.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and Architect's employees and consultants in the interest of the Project.

10.2.1.1 Reasonable expense of transportation in connection with the Project; Reasonable expenses in connection with authorized out-of-town travel; and fees paid for securing approval of authorities having jurisdiction over the Project.

10.2.1.2 Expense of reproductions, postage and handling of Drawings, Specifications and other documents.

10.2.1.3 If authorized in advance by the Owner, expense of overtime work requiring higher than regular rates.

10.2.1.4 Expense of renderings, models and mock-ups requested by the Owner.

10.2.1.5 Expense of additional insurance coverage or limits, including professional liability insurance, requested by the Owner in excess of that normally carried by the Architect and Architect's consultants.

10.2.1.7 Expense of facsimile, delivery services, meals during project meetings and computer plotting. [See 12.6]

10.3 PAYMENTS ON ACCOUNT OF BASIC SERVICES

10.3.1 An initial payment as set forth in paragraph 11.1 is the minimum payment under this Agreement.

10.3.2 Subsequent payments for Basic Services shall be made within 30 days of the date of the invoice monthly and, where applicable, shall be in proportion to services performed within each phase of service, on the basis set forth in Subparagraph 11.2.2.

10.3.3 If and to the extent that the time initially established in Subparagraph
11.5.1 of this Agreement is exceeded or extended through no fault of the Architect, compensation for any services rendered during the additional period of time shall be computed in the manner set forth in Subparagraph 11.3.2.

10.4 PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES

10.4.1 Payments on account of the Architect's Additional Services and for Reimbursable Expenses shall be made within 30 days of the date of the invoice.

10.5 PAYMENTS WITHHELD

10.5.1 No deductions shall be made from the Architect's compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work other than those for which the Architect has been found to be liable.

10.6 ARCHITECT'S ACCOUNTING RECORDS

10.6.1 Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed on the basis of a multiple of Direct Personnel Expense shall be available to the Owner or the Owner's authorized representative at mutually convenient times.

                                   ARTICLE 11

                              BASIS OF COMPENSATION

The Owner shall compensate the Architect as follows:

11.1 PAYMENT of Forty Thousand Dollars ($48,000.00) shall be made upon execution of this Agreement and credited to the Owner's account at final payment. This payment represents the amount due for schematic design, which work is complete as of the signing of this agreement.

11.2 BASIC COMPENSATION

11.2.1 FOR BASIC SERVICES, as described in Article 2, and any other services included in Article 12 as part of Basic Services. Basic Compensation shall be Two Hundred and Forty Thousand ($240,000.00) Dollars, which shall be paid in accordance with Article 11.2.2.

(Insert basis of compensation, including stipulation of sums, multiples or percentages and identify phases in which particular methods of compensation apply, if necessary.)

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                                                                    B141-1987  8

11.2.2 Where compensation is based on a stipulated sum or percentage of Construction Cost, progress payments for Basic Services in each phase shall total the following percentages of the Basic Compensation payable:

(Insert additional phase as appropriate.)

Schematic Design Phase:                                       percent (20%)
Design Development Phase:                                     percent (20%)
Construction Documents Phase:                                 percent (45%)
Bidding or Negotiation Phase:                                 percent  (5%)
Construction Phase:                                           percent (10%)
---------------------------------------------------------------------------
Total Basic Compensation:                        one hundred percent (100%)

11.3 COMPENSATION FOR ADDITIONAL SERVICES

11.3.1 FOR PROJECT REPRESENTATION BEYOND BASIC SERVICES, as described in Paragraph 3.2, compensation shall be computed as follows:

For each project representative             $400.00 per half day

11.3.2 FOR ADDITOINAL SERVICES OF THE ARCHITECT, as described in Articles 3 and 12, other than (1) Additional Project Representation, as described in Paragraph 3.2, and (2) services included in Article 12 as part of Additional Services, but excluding services of consultants, compensation shall be computed as follows:

(Insert basis of compensation, including rates and/or multiples of Direct Personnel Expense for Principals and employees, and identify Principals and classify employees, if required. Identify specific services in which particular methods of compensation apply, if necessary.)

Principal                           $150.00 per hour
Senior Designer                     $ 90.00 per hour
Intermediate Designer               $ 75.00 per hour
Junior Designer                     $ 60.00 per hour
Expediter                           $ 60.00 per hour

11.3.3 FOR ADDITIONAL SERVICES OF CONSULTANTS, including additional structural, mechanical and electrical engineering services and those provided under Subparagraph 3.4.19 or identified in Article 12 as part of Additional Services, a multiple of One point one (1.1) times the amounts billed to the Architect for such services.

(Identify specific types of consultants in Article 12, if required.)

11.4 REIMBURSABLE EXPENSES

11.4.1 FOR REIMBURSABLE EXPENSES, as described in Paragraph 10.2, and any other items included in Article 12 as Reimbursable Expenses, a multiple of One point one (1.1) times the expenses incurred by the Architect, the Architect's employees and consultants in the interest of the Project.

11.5 ADDITIONAL PROVISIONS

11.5.2 Payments are due and payable Thirty (30) days from the date of the Architect's invoice. Amounts unpaid Thirty (30) days after the invoice date shall bear interest at the rate entered below. One and One Half (1 1/2) per cent per month, compound interest.

(Insert rate of interest agreed upon.)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Architect's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

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9  B141-1987

                                   ARTICLE 12

                          OTHER CONDITIONS OR SERVICES

(Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)

12.1 During the construction phase, Architect or its consultant shall visit the site at least two times per month, up to a maximum of four times per month, not to exceed 36 visits in total during such phase. Site visits may be performed by Larry Turk, George Langer or a competent designee of the Architect.

12.2 Architect shall coordinate, as required, with CareMatrix on the finishes and materials. Owner is solely responsible for any compensation due to CareMatrix.

12.3 As part of the Basic Services provided under this Agreement, Architect shall assist the Contractor, as necessary, in obtaining Permits and the Certificate of Occupancy.

12.4 Any disputes, controversies or claims arising under this Agreement shall be resolved in a Court of law venued in New York County.

12.5 Notwithstanding anything to the contrary in the Agreement or in the annexed Addendum, any services performed by the Architect in order to modify, change or vary the design of the Project in any substantial manner, so as to substantially reduce the construction cost of the Project shall be paid by the Owner to the Architect on a time and materials basis in accordance with the rates described in Articles 11.3.2 - 11.4.

12.6 The maximum amount to be paid to the Architect by the Owner for computer plots is four thousand ($4,000) dollars.

12.7 The annexed Addendum forms a part of this Agreement between the Architect and the Owner.

This Agreement entered into as of the day and year first written above.

Atlantic Development Group, LLC/
CareMatrix of Massachusetts, Inc.      Metlzer/Mandl Architects, P.C.
OWNER                                    ARCHITECT

/s/ Michael [Illegible]                /s/ Marvin Meltzer Vice President
-----------------------                --------------------------------
(Signature)                                       (Signature)
                                       Marvin Meltzer Vice President
-----------------------                --------------------------------
                                       (Print name and title)

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                                                                   B141-1987  10

                   ADDENDUM "A" TO STANDARD FORM OF AGREEMENT
                           BETWEEN OWNER AND ARCHITECT

     The Standard Form of Agreement Between Owner and Architect, of the American Institute of Architects, AIA Document B141, 1987 Edition, shall apply to and form a part of this Addendum.

The following supplements modify, change, delete from, or add to the Standard Form of Agreement, AIA Document B141. Where any Article of the Standard Form of Agreement is modified or any paragraph, subparagraph, or clause thereof is modified or deleted by these supplements, the unaltered provisions of that Article, paragraph, subparagraph or clause shall remain in effect. In the event of any conflict between the terms of the Standard Form of Agreement and the terms of this Addendum, the terms of this Addendum shall prevail. The changes in this Addendum shall be construed in reference to and in conjunction with any changes made directly on the Standard Form of Agreement, AIA Document B141.

DEFINITIONS Add the following new definitions to the Standard Form of Agreement:

     1.   "Architect's Representative" refers to:

     Marvin Meltzer, who shall be responsible for Administration on behalf of Architect. Architect has represented to Owner that the Architect's Representatives named in this Addendum shall be assigned to the Project as part of the Basic Services and shall not be replaced by Architect without Owner's consent, which consent may be withheld if Owner, in the Owner's sole determination, determines that such replacement would have a detrimental effect on the Project. In the event that with respect to any matter Marvin Meltzer is unavailable for more than 24 hours or cannot be reached for more than 24 hours, Owner may contact Don Henderson in lieu of Marvin Meltzer and treat Don Henderson as Architect's Representative for the matter in question. Architect's Representative shall not be changed without Owner's consent. In the event Architect's Representative is changed without Owner's consent, it shall be grounds for termination of this Agreement by Owner if such change persists for more than ten (10) days after written notice from Owner objecting to Architect's Representative. In such event such termination shall be considered termination with cause.

     2. "General Contract" refers to: The General Contract for Construction to be entered into between the Owner and a general contractor to be determined, together with all modifications, revisions and change orders thereto.

     3. "Owner's Representative" refers to: Harry Nash, or such other person as Owner may name from time to time in its sole discretion. In the event that with respect to any matter Harry Nash is unavailable for more than 24 hours or cannot be reached for more than 24 hours, Architect may contact Ed Vydra in lieu of Harry Nash and treat Ed Vydra as Owner's Representative for the matter in question.

     4. "Substantial Completion" refers to: Simultaneous occurrence of the following conditions: (i) Certificate of Occupancy has been received for the building; (ii) the Project has been completed to sufficient stage so that Owner can occupy the Project for its intended use.

ARTICLE 1 - ARCHITECT'S RESPONSIBILITIES:

1.1 ARCHITECT'S SERVICES

1.1.2 Add the following at the end of subparagraph 1.1.2: If requested by Owner or Contractor, Architect shall at all times use its best efforts and due diligence to remain on the reasonable schedule set by the Owner and agreed to by Architect and to cause the Approved Consultants (as such term is hereinafter defined) or such other consultants as may be employed by the Architect to do the same.

     Architect shall also assist the Contractor in preparing a Project schedule using the date specified in the General Contract as the outside date for Substantial Completion of the Project and occupancy by Owner. Architect agrees to assist the Contractor to keep to a schedule of the Project that will complete the Project on or before the date specified in the General Contract.

1.1.4 Add the following new paragraph:

     Notwithstanding anything to the contrary contained in this Agreement, Owner and Architect acknowledge and agree that Owner is entering into this Agreement in reliance upon Architect's professional abilities with respect to performing the services. Architect covenants with Owner that it will use it's best efforts, skill and judgment and abilities to design the Project in accordance with professional standards and in compliance with all applicable municipal codes, laws, ordinances and regulations. Completion and delivery of the Construction Documents to Owner shall be representation and certification by the Architect that the Construction Documents conform to all applicable governmental regulations, statutes, ordinances and laws. Architect further represents and covenants that in entering into this Agreement Architect agrees that there are no obligations, commitments or impediments of any kind that will limit or prevent performance by Architect of the services enumerated in this Agreement.

1.1.5 Add the following new subparagraph:

     Architect represents, covenants, and agrees that all of the services to be furnished by Architect under or pursuant to this

Agreement, shall be of the standard and quality which prevail among architects of professional competence and skill engaged in architectural practice in the State of New York under the same or similar circumstances involving the design and construction of a project such as the Project.

1.1.6 Add the following new subparagraph:

     Architect agrees that the design of the Project will conform to the planned use of the Project, as a hotel for senior citizens, and the laws and regulations of all applicable governmental authorities. The Architect's duties as set forth herein shall at no time be in any way diminished by reason of any approval by the Owner of the Construction Documents nor shall the Architect be released from any liability by reason of such approval by the Owner, it being understood that the Owner at all times is ultimately relying on the Architect's skill and knowledge in preparing the Construction Documents; provided, however, that the foregoing provision shall not be construed as negating any approval given by Owner pursuant to the provisions of this Agreement.

1.1.7 Add the following new subparagraph:

     Architect further represents, covenants, and agrees that it shall, at its own cost, correct any defects in its services by redesigning the Project, or portions thereof, as soon as Architect becomes aware of such defects or is notified of such defects. Upon becoming aware of, or receiving notice from someone other than Owner of, such defects, Architect shall immediately notify Owner of such defects. Should Architect refuse or neglect to correct such defects by redesigning the Project, or portions thereof, within a reasonable time after receiving notice requesting such remedial work, then Owner shall be entitled to correct such defective design services at the expense of Architect. This commitment by Architect is in addition to, and not in substitution for, any other remedy for defective services which Owner may have at law or in equity.

1.1.8 Add the following new subparagraph:

     All Architect's service shall be provided and performed by Architect directly. No other subcontractor, consultant or any other person or entity shall be used with respect to the Architect's services without the prior written consent of Owner. Owner consents to the use of George Langer Associates, consulting Engineer for electrical and mechanical design services. Architect shall be responsible for Langer's fees; Owner shall reimburse Architect for Langer's out of pocket expenses at the same rates at which Owner reimburses Architects out of pocket expenses. Architect acknowledges and agrees that all fees, costs and expenses of the Approved Consultants shall be the sole and exclusive obligation of Architect.

     Architect hereby authorizes Owner to contact any subcontractor, consultant or other person or entity used with respect to the performance of Architect's services under this Agreement following a default by the Architect of any material obligations contained in this Agreement, provided such default is not cured, or commenced to be cured by Architect within 7 days of receipt of a notice of such default, and authorizes each such person or entity to contact and deal with the Owner in such circumstance. Architect agrees that upon default by the Architect of any of its obligations contained in this Agreement or its agreement with any such subcontractor, consultant or other person or entity (provided such default is not cured or commenced to be cured by Architect within 7 days of receipt of a notice of such default) all rights under any agreement with any such other person or entity otherwise exercisable by the Architect may be exercised by the Owner and Architect hereby authorizes such other persons and entities to deal directly with the Owner in such event.

ARTICLE 2 - SCOPE OF ARCHITECT'S BASIC SERVICES.

2.4 CONSTRUCTION DOCUMENTS PHASE

Add the following at the end of subparagraph 2.4.1:

Notwithstanding anything contained herein to the contrary, Architect agrees to complete all Construction Documents within a reasonable time period set forth by the Owner and agreed to by Architect. The Project Manual shall be delivered with the Construction Documents. Architect shall design the project and complete Construction Documents in sufficient detail and with the professional skill and care such that the Project as represented in the Construction Documents conforms to all applicable building codes and laws and is reasonably safe and sound for its intended purpose. However, Architect and Owner acknowledge that the Architect may issue minor clarifications and amendments to the Construction Documents during the bidding and Construction Phase that comply with the foregoing standard. Architect shall assemble a Project Manual for the Project including bidding requirements, sample forms, and conditions of the contracts and specifications for delivery to the Contractor.

2.6.2 Add the following at the end of subparagraph 2.6.2

Notwithstanding anything to the contrary contained in this Agreement, Owner and Architect acknowledge and agree that Owner is entering into this Agreement in reliance on Architect's professional abilities with respect to performing the Basic Services, including the contract administration set forth in this subparagraph. Architect accepts the relationship of trust and confidence as established between it and Owner by this Agreement.

2.6.5 Add the following at the end of subparagraph 2.6.5:

As part of the Basic Services, Architect shall visit the site as described in paragraph 12.1 to observe the progress and quality of the Work completed to determine if the work is being performed in a manner consistent with the General Contract and Construction Documents, and in accordance with the Project's Schedule and to attend monthly meetings with the Owner and the Contractor. In this regard but subject to the foregoing limitation, Architect shall devote his best efforts in accordance with his knowledge and experience. On the basis of his limited on-site observations Architect shall keep Owner informed of the progress and quality of the Work by monthly reports which will include, but not be limited to, statements of the necessity for certain extras and change orders, any changes in the construction costs estimates and deviations from the Project's Schedule, and Architect shall guard Owner against defects and deficiencies in the Work. Subject to the Architect's limited on-site responsibilities, Architect shall use its best skill and judgment in providing contract administration to the Project to complete the Project in the sound and best manner within the time constraints set forth herein, and consistent with interests of Owner. Architect also acknowledges that it shall be necessary to meet with (at Architect's office) or participate in phone calls with the Owner's Representative and the Contractor at such times as are reasonably requested by Owner's Representative or the Contractor to respond to questions. Further, at least once each month, it shall be necessary for Architect to review and approve Contractor's and subcontractors' applications for payment, and Architect shall certify to Owner all such payments to the Contractor and subcontractors, as required by the General Contract.

2.6.6 Add the following at the end of subparagraph 2.6.6:

However, Architect shall be responsible to report to the Owner and the Contractor any deficiencies or irregularities he observes in the Work or in the acts of Contractor, any subcontractor or their agents and employees.

2.6.12 Add the following at the end of the first sentence of subparagraph
2.6.12:

", (ii) checking compliance with all applicable laws, codes and regulations and the Design Criteria and (iii) determining whether or not the Work when completed will be in compliance with the requirements of the General Contract and the Construction Documents.

2.6.13 Add the following at the end of subparagraph 2.6.13:

Architect shall review all change orders and shall provide copies to Owner. In the event a change order involves an aesthetic decision which can only be made by the Owner, or involves an adjustment in the Contract sum or an extension of the Contract time, Architect shall provide the change order to Owner for Owner's approval.

2.6.14 Add the following at the end of subparagraph 2.6.14

Notwithstanding the foregoing, the Architect shall not determine any date to be the date of "Substantial Completion" unless all the conditions of Substantial Completion have occurred.

2.7 Add the following new paragraph:

2.7 INSURANCE. Architect agrees to maintain and provide, either directly or through one or more of the Approved Consultants at the option of the Architect, evidence to Owner of the types of insurance coverage listed below from the date of execution of this Agreement until final completion of the Work with at least the following limits:

Comprehensive General                        $1,000,000
Liability (including contractual
hold-harmless liability)

Workers Compensation                         Statutory Limit

Professional Liability                       $1,000,000
(with errors and omissions
coverage)

     If provided directly by the Architect, the professional liability coverage will specifically provide coverage with respect to portions of the Work undertaken by the Approved Consultants retained by the Architect. If provided by one or more of the Approved Consultants, the professional liability coverage will afford Owner with direct access to such insurance notwithstanding Owner's lack of privity with such Approved Consultants.

ARTICLE 3 - ADDITIONAL SERVICES:

3.1 Add the following at the beginning of paragraph 3.1:

     "Except to the extent included within the definition of Basic Services as set forth in this Addendum,"

3.3 CONTINGENT ADDITIONAL SERVICES.

     The services described -in subparagraphs 3.3.3 and 3.3.4 are part of the Basic Services and shall be part of the Basic Compensation.

3.4.16 Add the following at the end of subparagraph 3.4.16:

     Upon completion of the Project, Architect, as part of the Basic Services and at no additional charge to the Owner, will review and approve as-built drawings which are furnished by the General Contractor.

ARTICLE 4 - OWNER'S RESPONSIBILITIES:

4.10 Delete paragraph 4.10 and substitute the following:

4.10 If Owner's Representative observes or otherwise becomes aware of any fault or defect in the Project or nonconformance with the General Contract prompt written notice shall be given by the Owner to the Architect, provided, however, this paragraph shall only apply to such knowledge of fault or defect as may be obtained by Owner's Representative and it is specifically understood that Owner shall have no obligation to investigate for the purpose of becoming aware of such faults or defects. This paragraph only applies to such faults or defects as may come to the actual knowledge of such Owner's Representative.

ARTICLE 6 - USE OF DRAWINGS:

6.1 Add at end of paragraph 6.1

It is expressly understood and agreed that all Drawings, Specifications and other documents prepared by Architect are and shall be licensed for use by Owner, and Owner shall retain all common law, statutory and other reserved rights as licensee with respect thereto. Owner shall have the right to utilize the drawings and specifications solely for this Project.

ARTICLE 7 - Arbitration:

     Delete Article 7 in its entirety, and add new Article 7:

Prior to filing any action for enforcement of the provisions hereof or in the event of a dispute between Owner and Architect regarding their duties and obligations, Owner and Architect agree to meet in person with their counsel and attempt to resolve any disputes. Owner and Architect specifically waive arbitration to resolve any disputes.

ARTICLE 8 - TERMINATION, SUSPENSION OR ABANDONMENT:

8.5 Add the following at the end of paragraph 8.5:

Notwithstanding the foregoing, Owner shall be entitled to contest any payments requested by Architect, which Owner in good faith believes are not due by providing written notice to Architect of the amount contested together with payment of any uncontested amounts within the seven (7) days provided in this paragraph. During any suspension period, Owner shall not be liable to Architect for any additional expenses incurred by Architect.

ARTICLE 9 - MISCELLANEOUS PROVISIONS:

9.5 Add the following at the end of paragraph 9.5:

Architect acknowledges that this Agreement constitutes a contract for services to be performed by Architect on behalf of Owner, and Architect shall have no right to assign this Agreement without the prior written consent of Owner, which consent may be arbitrarily withheld by Owner, at Owner's sole and absolute discretion. Any attempted assignment in violation of this paragraph shall be null and void. Architect acknowledges that Owner may assign of all its rights, title and interests under this Agreement to any entity controlled by or affiliated with the Owner. And upon such assignment shall be automatically deemed released from all liability hereunder for any work performed by Architect after receiving notice of the assignment, provided such assignee shall assume this Agreement in writing. Owner shall remain liable for all amounts due and Owing up to the date Architect receives notice of the assignment.

     Architect acknowledges that Owner may also collaterally assign all of its rights under this Agreement to any lender providing financing for the construction of the improvements contemplated hereby and Architect agrees to execute in favor of any such lender such instruments as such lender may reasonably require to evidence the Architect's consent to such collateral assignment and the Architect's agreement to subordinate its lien rights to the lien of any documents executed in favor of such lender, to certify loan draw requests, to permit such lender to utilize all work product produced by Architect under this Agreement, provided Architect has been compensated for same; to continue to perform its obligations under this Agreement for such lender notwithstanding any default by Owner hereunder, provided Lender agrees to pay any outstanding amounts due and to compensate Architect for any work performed for such lender, to permit such lender to cure any such default by Owner within such time period as may be reasonably requested by such lender.

ARTICLE 10 - PAYMENTS TO THE ARCHITECT:

10.2 REIMBURSABLE EXPENSES

10.2.1.1 Add to subparagraph 10.2.1.1

     Owner or Contractor shall pay any fees of governmental agencies incurred in securing governmental approvals for the Project.

10.2.1.3 Add the following at the end of subparagraph 10.2.1.3:

"provided, however, that any such overtime expenses required in order to achieve Substantial Completion and attributable to the

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default of the Architect shall not be considered Reimbursable Expenses and shall be part of the Basic Compensation."

10.2.1.5 Add the following at the end of subparagraph 10.2.1.5:

     Architect shall not modify or cancel the required professional liability insurance and other insurance coverage required by paragraph 2.7 without prior written notification to Owner.

10.3 PAYMENTS ON ACCOUNT OF BASIC SERVICES.

10.3.2 Delete subparagraph 10.3.2 and substitute the following subparagraph:

10.3.2 Payments for Basic Services shall be made monthly based upon the percentage of the architectural work completed as certified by the Architect. Prior to the closing of any construction loan obtained by Owner, Architect shall submit its invoices on the 25th day of each month. Following the closing of any construction loan obtained by Owner, Architect shall submit its invoices simultaneous with the General Contractor on the date of each month required by such lender to allow Owner to process such invoices simultaneously. Upon receipt of each payment, Architect shall provide a Partial Release of Lien acknowledging Architect's receipt of such payment and releasing any right to file a lien for services covered in Architect's requisition. Upon receipt of the final payment, Architect shall provide a Final Release of Lien acknowledging Architect's receipt of such final payment and releasing the right to file a lien for any services performed under this Agreement for which the Architect has been compensated.

10.4 PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES

10.4.1 Add the following at the end of subparagraph 10.4.1:

     "Owner may also require reasonable supporting documentation to establish the amount of such expenses incurred".

10.5.1 Add the following at the end of subparagraph 10.5.1:

     "or as permitted by Section 12.12 of this Addendum."

ARTICLE 12 - OTHER CONDITIONS OR SERVICES:

12.8 Architect hereby represents and warrants to Owner that Architect is duly licensed and registered in the State of New York bearing License No 10523 [Marvin Meltzer]

12.9 Architects' review, approval and coordination of Shop Drawings and Change Orders are considered part of the Basic Services under this Agreement, unless A Change Order results in a material alteration in the scope of the Project.

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12.10 Default In the event of default under this Agreement the non defaulting party shall have all remedies available at law and in equity including consequential damages and/or specific performance.

12.11 Indemnification 12.11.1 To the fullest extent permitted by law, Architect shall indemnify, defend and hold harmless the Owner, and its agents or employees from and against all claims to damages, losses, costs and expenses, included but not limited to attorney's fees and court costs ("Liabilities") (1) which are related to any sums owed to the Approved Consultants for work prepared by them at the request of the Architect provided Owner shall have paid the sum in question to Architect, or (2) which arise or result from Architect's default under this Agreement.

12.11.2 Nothing contained in this Section 12.11.2 shall be construed to relieve Architect from any liability to Owner for any Liability caused in whole or in part by any negligent act or omission of Architect or anyone directly or indirectly employed by Architect or anyone for whose acts Architect may be liable.

12.12 Payment to Architect. Any provision hereof to the contrary notwithstanding, Owner shall not be obligated to make any payment to Architect hereunder if any one or more of the following conditions occur or exist:

     1. Architect is in default in any of its material obligations hereunder or otherwise is in material default under this Agreement; and has failed to cure, or commence to cure such default within 7 days after the receipt of written notice.

     2. Any part of such payment is attributable to the services which are not performed in accordance with this Agreement, provided, however, such payment shall be made as to the part thereof attributable to services which are performed in accordance with this Agreement; or

     3. Architect has failed to make payments promptly to consultants or other third parties retained by the Architect in connection with the services for which Owner has made payments to Architect.

     Owner and Architect have executed this Addendum on July 12, 1996.

OWNER:                                 ARCHITECT:

/s/ [Illegible]                        /s/ [Illegible]
----------------------------------     -----------------------------------
Atlantic Development Group, LLC        Meltzer/Mandl Architects, P.C.

/s/ [Illegible]
----------------------------------
CareMatrix of Massachusetts, Inc


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                                   EXHIBIT C
                                       to
                         Turnkey Construction Agreement

                               Personal Property

                                (to be provided)